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                                                                   Exhibit 10.25

                            MASTER SERVICES AGREEMENT

This Master Services Agreement ("AGREEMENT") is made effective as of February 27, 2004 (the "EFFECTIVE DATE") between Light Sciences Corporation, which has a place of business at 34931 SE Douglas Street, Suite 200, Snoqualmie, WA 98065 (hereinafter "LSC"), and Ergomed Clinical Research, Ltd., which has a place of business at 60 Cannon Street, London EC4N 6JP, England (hereinafter "Contractor").

                                    RECITALS

A. LSC is in the business of developing, manufacturing and distributing pharmaceutical products, medical devices and/or biotechnology products and is in the process of entering a phase II clinical trial of its products in the United States of America and the European Union.

B. Contractor is in the business of providing clinical trial management and support services to biomedical companies.

C. LSC and Contractor desire to enter into this Agreement to provide the terms and conditions on which LSC may engage Contractor from time to time to provide services for individual studies or projects by executing Individual Project Agreements (or "IPAs," as further defined below) specifying the details of requested services and related specific terms and conditions.

Now therefore, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the parties hereto agree as follows:

                                    AGREEMENT

SECTION 1. DEFINITIONS

     (a) "ALL APPLICABLE LAWS AND REGULATIONS" means all federal, state, provincial, or local laws of the United States, United Kingdom and European Union member states having authority over the conduct of clinical studies, or the use or review of data obtained under this Agreement, or that govern the activities of Contractor in providing Services under this Agreement. For studies conducted under an investigational new drug application ("IND") in the United States, applicable laws and regulations may include, but are not limited to, 21 CFR Pts. 312, 50, and 56, FDA's Electronic Records and Electronic Signatures Rule (21 CFR Pt. 11), and the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") and its implementing regulations (45 CFR Pts. 160 and
164). For studies conducted in, or for use in an application for marketing approval submitted to a European Union member state, applicable laws may include, but are not limited to 65/65/EEC, 75/318/EEC, and 91/507/EEC, and the European Union Personal Data Directive ("Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to the processing


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of personal data and on the free movement of such data"). All Applicable Laws and Regulations also means all conditions of approval imposed by the reviewing IRB/Ethics Committees, FDA, or other applicable authorities.

     (b) "CONFIDENTIAL INFORMATION" is defined in Section 6.

     (c) "CHANGE ORDER" is defined in Section 2.

     (d) "CONTRACT MANAGER" is defined in Section 2(d).

     (e) "DELIVERABLES" means any data, images, specifications, designs, prototypes, products, software code, documentation, reports, memoranda, studies, plans, exhibits, or other materials prepared or obtained by Contractor in the course of performing the Services.

     (f) "EXISTING CONTRACTOR IP" is defined in Section 8(b).

     (g) "FDA" means the United States Food and Drug Administration.

     (h) "GOVERNMENTAL AUTHORITY" means the FDA or other foreign or domestic judicial, governmental or regulatory bodies having jurisdiction over the conduct of the clinical studies, or review of the data obtained from such studies, with respect to which Contractor is providing Services.

     (i) "INDIVIDUAL PROJECT AGREEMENT" (or "IPA") means an agreement between the parties with respect to a specific Project to be performed by Contractor for LSC under this Agreement, as described in a document that the parties have signed with reference to this Agreement. A general form of IPA to be used to prepare future specific IPAs is set forth as Exhibit A hereof. The initial IPA is attached as Exhibit A-1 and will be effective upon its signature by both parties.

     (j) "PROJECT" means a collection of related Services to be carried out under IPA's.

     (k) "SERVICES" is defined in Section 2(c).

     (l) "STANDARD RATE SCHEDULE" means that document attached to and made a part of this Agreement as Exhibit B, setting forth the hourly rates at which LSC will pay Contractor for Services unless otherwise specified in an IPA.

SECTION 2. PERFORMANCE OF SERVICES; IPAS.

     (a) Scope of Agreement. This Agreement provides the master terms and conditions under which the parties may contract for multiple Projects by entering into multiple IPAs. Contractor will provide Services to LSC by performing Projects that require the training, skills and abilities of Contractor as represented to LSC. Contractor


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will devote best efforts to performing Services under this Agreement and will be available for consultation with LSC and its representatives by correspondence, telephone and meetings at such times and places as LSC may reasonably select.

     (b) Individual Project Orders. The parties will separately negotiate and agree on the details of each Project under this Agreement by completing and signing IPAs, each of which shall be annexed to this Agreement by appendix and incorporated herein by reference. Each IPA will set forth, as appropriate, the scope of work, specific tasks and Deliverables, a schedule for their completion and delivery (where applicable), and a budget and payment schedule. Each IPA will be subject to all of the terms and conditions of this Agreement. To the extent any terms or provisions of a IPA conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement will control, except to the extent that the applicable IPA expressly and specifically states an intent to supersede the Agreement on a specific matter.

     (c) Nature of Services. The services covered by this Agreement may include consulting and technical services related to clinical trials management requested by LSC and agreed to by Contractor as set forth in any IPA (collectively, the "SERVICES"). Contractor and LSC will cooperate, where appropriate, in the completion of a Transfer of Obligations Form, as described in 21 CFR Section 312.52 or its European counterpart in conjunction with the relevant IPA, and LSC, or its designate, will file the Transfer of Obligations Form as required by law or regulation.

     (d) Contract Manager for Each IPA. As part of each IPA, each party will specify a contract manager who will be the primary contact for all Projects under the IPA ("CONTRACT MANAGER"). The Contract Manager's name and contact information (and the Contract Manager's substitute or a procedure for the selection of a substitute) will be set forth in each IPA.

     (e) Changes to an IPA. The parties agree to discuss in good faith any issues that may arise in performance of the Projects associated with each IPA, including any issues regarding compliance with the schedule set forth in the IPA. The parties may amend an IPA from time to time, subject to mutual written agreement by duly authorized representatives of the parties (a "CHANGE ORDER"). Each Change Order will detail the requested changes to the applicable IPA, which may include, but not be limited to, changes in responsibility, duty, budget, time line or other matter. The Change Order will become effective upon its execution. For any Change Order that affects the scope of the regulatory obligations that have been transferred to Contractor, Contractor and LSC will execute a corresponding amendment to the Transfer of Obligations Form.

     (f) Personnel/Rate Schedule Adjustments. Contractor will maintain on its staff trained and experienced personnel that are available to perform Projects as set forth in the IPAs. Contractor will use commercially reasonable efforts to ensure that (1) Contractor personnel providing Services under this Agreement are available for assignment by Contractor to work on additional Projects which are similar to those for which they have provided Services previously; and (2) Contractor personnel providing


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Services under this Agreement are not unnecessarily and inefficiently moved between Projects during their performance. Contractor will consult with LSC when establishing and changing key members of the project teams assigned under each IPA. The parties will meet from time to time to discuss upcoming IPAs and the anticipated personnel needs for resulting Projects.

     (g) Restriction on Subcontracting. Except for sub-contracting to or engagement of other members of the Contractor's Group (for this purpose, any entity which is either owned in majority by shareholders of Contractor or by other Contractor's company in any country), Contractor will not subcontract or otherwise permit third parties to perform any Services hereunder without LSC's specific prior written consent. Any subcontractor authorized to perform Services in connection with this Agreement will first sign subcontracting and confidentiality agreements and take such other actions as LSC determines are sufficient to protect LSC's intellectual property and confidentiality interests. Contractor shall provide written notice to LSC prior to engagement of any member of Contractor's Group to perform any Services hereunder.

     (h) Status Reports. For each individual Project, Contractor will provide to LSC, in consideration of the fees set forth in the applicable IPA, a current and accurate monthly status report, in a form reasonably acceptable to LSC, detailing the status of each Project, including current budget tracking and progress toward completing Project milestones in accordance with the schedule in the applicable IPA. Contractor will also provide, at LSC's expense, such additional status reports regarding work in progress as the LSC Contract Manager may reasonably request from time to time.

SECTION 3. SERVICES EVALUATION; ERROR CORRECTIONS

     (a) Professional Quality Services. Contractor understands and agrees that it is obligated at all times under this Agreement to provide LSC with professional quality Services that conform to the IPAs. In addition, Contractor will be responsible for initiating prompt and detailed communications with the LSC Contract Manager regarding any errors discovered during the course of performing Services. In the event that it is established by independent third party that any such errors are caused by a failure of Contractor to provide professional quality Services that conform to this Agreement, including the applicable IPA(s), then LSC will be entitled (in addition to any other remedies it may have under this Agreement, at law or in equity) to an appropriate credit for Services affected by such error.

     (b) Evaluation and Acceptance or Error Correction Requirements. Contractor will use best efforts to complete and deliver the Services and associated Deliverables set forth in an IPA according to the applicable schedule and in accordance with the terms and conditions of this Agreement, including the applicable IPA. Upon receipt of the Services and/or any associated Deliverables, LSC will review them for conformance with the terms and conditions of this Agreement (including the applicable IPA), and LSC will, within thirty (30) days, either accept such Services or Deliverables or notify Contractor of


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its reasons for rejection, which reasons may be based on one or more of the following: the material non-conformance of any Services or associated Deliverables with the IPA, or Services that are materially below the quality Contractor is obligated to provide pursuant to this Agreement (including without limitation because LSC identifies material errors in the results of such Services or associated Deliverables). In the event LSC rejects any Services or associated Deliverables, Contractor will re-perform the Services in relevant part at no cost to LSC within thirty (30) days (or such shorter period as may be agreed upon in the applicable IPA) and notify LSC when it is timely to re-review the Services and associated Deliverables for potential acceptance in accordance with this paragraph. Contractor will promptly raise with LSC any issues that arise (or which Contractor reasonably foresees arising) regarding the quality or performance of any Services and associated Deliverables, as well as any deviation from the applicable schedule in the IPA for such Services. The parties will use all reasonable efforts to promptly address any such issues that may arise, including the establishment of an appropriate recovery plan to the extent required.

SECTION 4 REGULATORY COMPLIANCE; INSPECTIONS.

     (a) Compliance. Contractor agrees to conduct all Services in compliance with All Applicable Laws and Regulations, and with at least the standard of care customary in the United States contract research organization industry. Contractor certifies that it has not been debarred under the FDA regulations and that it will not knowingly employ or subcontract with any person or entity that has been so debarred to perform any Services under this Agreement. LSC will not require Contractor to perform any assignments or tasks in a manner that would violate any Applicable Laws or Regulations to the best of the knowledge of the LSC Contract Manager. LSC further agrees that it will cooperate with Contractor in taking any actions that Contractor reasonably believes are necessary to comply with the regulatory obligations that LSC has transferred to Contractor pursuant to a Transfer of Obligations Form.

     (b) Regulatory Response. Each party acknowledges that the other party may respond independently to any regulatory correspondence or inquiry received from a Governmental Authority in which such party is named. Contractor will, however:
(1) notify LSC within three business days of receiving notice of any inspection or inquiry by a Governmental Authority related to any Services hereunder, including, but not limited to, inspections of investigational sites or laboratories; (2) forward to the LSC copies of any correspondence from any Governmental Authority relating to any Services, including, but not limited to, Form FD-483 notices and FDA warning letters, even if they do not specifically mention LSC; and (3) obtain the written consent of LSC, which will not unreasonably be withheld, before referring to LSC in any regulatory correspondence. Contractor will give LSC the opportunity to have a representative present during any Governmental Authority inspection or inquiry related to any Services or Project. Each party, however, acknowledges that it may not direct the manner in which the other party fulfills its obligations to permit inspection by Governmental Authorities.


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     (c) Inspections. Each party agrees that, during an inspection by any
Governmental Authority concerning any Project of LSC with respect to which Contractor is providing Services, it will not disclose any confidential or proprietary information or materials of the other party that are not required to be disclosed to such agency, except with the prior written consent of the other party. Such information and materials include, but are not limited to, the following: (1) financial data and pricing data (including, but not limited to, the budget and payment sections of any IPA); (2) sales data (other than shipment data); and (3) personnel data (other than required data, if any, as to qualification of technical and professional persons performing functions subject to regulatory requirements).

     (d) Audits. During the term of this Agreement, Contractor will permit LSC's representatives, or its designate, to examine or audit Contractor's performance of the Services and Contractor's facilities at which the Services are conducted upon 8 (eight) working days advance written notice during regular business hours to determine that the Services are being conducted in accordance with this Agreement, including the applicable LPA(s), the facilities are adequate, and the Services comply with All Applicable Laws and Regulations and to examine original source documentation, databases and software with respect to such Services, and any other essential study documentation (ICH E6) considered relevant and useful by LSC to confirm compliance with All Applicable Laws and Regulations. If, after such audit is conducted it is determined that Contractor has failed to meet its material obligations under this Agreement or has failed to materially comply with All Applicable Laws and Regulations, Contractor shall reimburse LSC for all commercially reasonable audit costs, including, but not limited to, all travel costs and professional fees incurred to conduct such audit(s).

     During the Term and for three (3) years thereafter, Contractor agrees to keep and to cause Contractor and approved subcontractors ("CONTRACTOR ENTITIES") to keep all usual and proper books and records relating to Contractor's reimbursable expenses and Contractor fees as contemplated by this Agreement. To verify Contractor's request for reimbursement under this Agreement, LSC may designate, during the Term and for three (3) years thereafter an independent certified public accountant to, (i) audit Contractor's books and records or the books and records of Contractor Entities, and/or (ii) inspect Contractor's or any of the foregoing entities' facilities and procedures to the extent they are relevant to Contractor's request for reimbursement under this Agreement. Any audit or inspection under this Section will be conducted upon 30 (thirty) calendar days advance written notice, during regular business hours and in a manner that does not unreasonably interfere with Contractor's or the applicable entity's operations. Any audit shall be conducted by an independent certified public accountant selected by LSC and approved by Contractor. Contractor agrees to provide, and to cause Contractor Entities to provide, to independent certified public accountant prompt and reasonable access to all relevant books, records, procedures, and facilities. LSC shall keep and shall ensure that such independent certified public accountant keeps any and all Contractor's information, marked as confidential or confidential by nature, obtained during such audit and inspection in strictest confidence for a period of 5 (five) years from disclosure of such confidential information. In addition, if independent certified public accountant reveals


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that Contractor or any of the Contractor Entities has reported expenses or fees which have been reimbursed that are materially in excess over those documented expenses or fees identified under such audit or inspection or otherwise materially breached any provision of this Agreement, Contractor will pay the cost of such audit or inspection, refund to LSC any reimbursed amounts over such documented expenses and fees and pay interest on such refunded amounts at the average rate of interest of two percent (2%) for each month between the date payment should have been made in full and the date of such additional payment. For purposes of this Section, "materially in excess" means those documented Development costs as disclosed by an independent audit that are more than five percent (5%) lower than Contractor has reported during the audited period. Any report of an independent certified public accountant, if acceptable to Contractor, prepared in accordance with this Section will be accepted by the Parties, and Contractor will promptly refund the amount of any overpayment, plus interest on the unpaid balance (at the maximum interest rate allowed by law) except that if either Party has a good faith objection to an audit report produced under this Agreement, it may notify the other Party in writing within ten (10) business days of receiving such report, in which event the Parties will submit the dispute (unless they are able to resolve it between them within another ten (10) business days) to a confidential and expedited binding arbitration to resolve such dispute under the AAA rules for commercial disputes, notwithstanding anything to the contrary in this Agreement.

SECTION 5. DATA MANAGEMENT.

     (a) Delivery of Data. With respect to all Services that include an obligation for Contractor to deliver databases or other data or electronic records ("DATA DELIVERABLES") to LSC and/or its designees, and also with respect to any software that Contractor delivers to LSC for use with such Data Deliverables, Contractor will ensure that such Data Deliverables and associated software: (1) have been and will be developed, validated, established and maintained in full accordance with All Applicable Laws and Regulations, including, but not limited to, FDA regulations (including 21 CFR Part 11), requirements and guidance documents, and with the HIPAA regulations, if applicable; (2) are not subject to any errors, anomalies or impairment in connection with the use, calculation, representation or handling of any form of date or numerical calculation; (3) are free of any software viruses, trojan horses, or other malicious computer instructions or techniques that can disrupt, damage, disable, or shut down a computer system or any component thereof, including its security or user data ("VIRUSES"), and of any form of lock or other access or use control which may impair LSC's full and unconditional use of such Data Deliverables; and (4) are fully functional and can be used for their foreseeable purposes without any requirement that LSC obtain any license or acquire any rights from third parties for their use (except for licenses to commercially available off-the-shelf software licenses normally required to handle and use electronic records).

     (b) Data Transition Obligations. Unless otherwise agreed with LSC (e.g., pursuant to a different IPA), upon Contractor's termination of each Project, Contractor will make knowledgeable employees available and will cooperate in good faith with LSC


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or its designees to assist with the retrieval, formatting, storage and transmission, in accordance with LSC's written instructions, of all Data Deliverables then in the possession or control of Contractor, at the expense of LSC. The parties will mutually agree in good faith on one or more formats in which all such Data Deliverables will be stored and/or transmitted. The provisions of this paragraph will apply regardless of whether Contractor has completed a particular Project or whether the applicable IPA (or this Agreement) is terminated by either Party before such completion. To the extent data retrieval, formatting, storage or transmission costs are not already covered by the IPA governing the applicable Project for which the Data Deliverables were created or stored, Contractor will be entitled to charge no more than its Standard Rates for any such tasks requested by LSC under this paragraph. In the event that independent third person establishes that Contractor failed to materially comply with the provisions under this Section or any other provision of this Agreement, LSC may withhold payment then due under this Agreement or any relevant IPA until Contractor materially complies.

     (c) Hardware Reliability; Backup of Data. Without limiting the application of any other provision of this Agreement, Contractor agrees to maintain its premises, all relevant equipment, hardware, and software in a condition necessary to meet its obligations under this Agreement. Without limiting the foregoing, Contractor will conform to commercially reasonable standards for data processing, storage and retrieval operations in connection with the Services, which include, but are not limited to: the use of an uninterrupted power supply, humidity and temperature controls, standards for air cleanliness, back-up procedures, and network security procedures. Contractor will also use commercially reasonable disaster proofing methods and will create recovery/redundant systems to ensure the restoration of Services in the event any outage or failure.

SECTION 6. CONFIDENTIALITY AND NON-SOLICITATION.

     (a) All information, materials and data received by Contractor from LSC or any clinical site during the term of this Agreement or created by Contractor in connection with this Agreement (including any IPA), including without limitation all specifications and physical materials provided by LSC or any clinical site to Contractor, will be deemed to be LSC "Confidential Information" for purposes of this Agreement. Such Confidential Information may include, without limitation, patent applications, inventions, studies, research, technical information, pre-clinical and clinical data, products, specifications, fabrication methods, manufacturing methods and processes, designs, devices, videotapes, prototypes, contracts, documents, supplier, marketing and customer information, cost and other financial data, policies, prospects and future plans. "Confidential Information" does not include information or material that:
(a) Contractor can demonstrate by written evidence was known to it prior to receipt thereof in connection with this Agreement; (b) Contractor can demonstrate by written evidence was disclosed to it in good faith by a third party who was in lawful possession thereof and who had the right to make such disclosure; (c) has become public knowledge, by publication or other public disclosure, through no fault of Contractor; or (d) Contractor can demonstrate by written evidence was independently developed by it without use of any Confidential Information.


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     b. Confidentiality and Non-Use. For a period of five (5) years from the actual disclosure of Confidential Information to it, Contractor shall (i) keep in strict confidence and not disclose any Confidential Information to any person or entity, with the exception of Contractor's employees who have a need to know and are subject to binding written confidentiality agreements with Contractor, without LSC's prior written consent, and (ii) not use Confidential Information for any purpose whatsoever other than for LSC's benefit and consistent with LSC's obligations to third parties. Contractor shall treat the Confidential Information with at least the same degree of care and protection (but no less than a commercially reasonable level of protection) with which it would treat its own highly sensitive technology and materials.

     All LSC Confidential Information and all intellectual property rights therein will remain the exclusive property of LSC, and there are no rights granted or any understandings, agreements or representations between the parties hereto, express or implied relating to the LSC Confidential Information.

     (c) The parties agree to treat the specific terms of this Agreement, including any IPAs hereunder, as confidential information that neither of them will disclose except to outside legal and financial advisors and LSC potential investors under obligations of confidentiality.

     (d) None of the parties shall at any time during the term of this Agreement or within 1 (one) year after termination of this Agreement solicit or entice away or seek to entice away in any way whatsoever from the other party respectively any person who is, during the validity of this Agreement or within the period indicated above, employed or engaged on any other terms by any of the parties respectively without prior written approval of the other party.

SECTION 7. COMPENSATION AND INDEPENDENT CONTRACTOR STATUS.

     (a) General. Contractor and LSC will determine as part of each IPA the compensation for Services thereunder and treatment of related out-of-pocket expenses that Contractor may incur. LSC will remit payment to Contractor for compensation earned and will reimburse expenses incurred, which have been pre-approved by LSC in writing, within thirty (30) days of its receipt of detailed monthly invoices unless the applicable IPA expressly and specifically states an intent to supercede this second sentence of Section 7(a). Except as expressly set forth in this Agreement, including its IPAs, Contractor will not be entitled to any other reimbursement or other benefit, monetary or otherwise, from LSC or anyone else in consideration of the Services or its performance under this Agreement.

     (b) If any portion of an invoice is disputed, then LSC shall pay the undisputed amounts as set forth in the preceding sentence and the parties shall use good faith efforts to reconcile the disputed amount as soon as practicable. LSC shall pay Contractor


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interest in an amount equal to two percent (2%) per month of all undisputed amounts owing hereunder and not paid within forty-five (45) days of receipt of the invoice.

     (c) The parties agree that Contractor shall have, notwithstanding any other rights that it might have, the right to suspend rendering the Services if any amount invoiced by Contractor to LSC is outstanding and past due for more than 15 (fifteen) days from the due date.

     (d) No Authority to Contract for LSC. Contractor represents that Contractor is an independent contractor engaged in the operation of Contractor's own business, and understands that Contractor will not be considered an agent of, or a partner or venturer with, LSC. Contractor will not enter into any contract, assume any obligations or make any warranties or representations on LSC's behalf, or represent that Contractor is an agent of, or a partner or venturer with, LSC, except as specifically provided in any applicable IPA.

     (e) Independent Contractor Status. Contractor will have the sole discretion in determining the manner in which it will carry out the Services. LSC will have no right to control or direct the details or manner in which Contractor performs the Services. If requested, Contractor will provide proof to LSC that Contractor has obtained and maintained all necessary licenses, if any, and paid all necessary fees necessary and consistent with Contractor's status as an independent contractor.

     (e) No Participation in LSC Employee Plans and Benefits. Contractor and its employees and agents are not entitled to participate in any LSC plans, arrangements, or distributions for employees, including without limitation retirement, stock option, profit sharing, bonus, medical and other insurance, vacation and/or sick leave plans or arrangements. In addition, Contractor will indemnify and hold LSC harmless from all taxes, penalties, assessments and other payments, losses or obligations (including legal and other professional fees, increased taxes, penalties, and interest) arising out of or related to any challenge to Contractor's or its employees' or agents' status as an independent contractor.

SECTION 8. OWNERSHIP OF WORK PRODUCT AND INTELLECTUAL PROPERTY RIGHTS.

     (a) Work Made For Hire. Subject to the terms of Section 8(b) regarding Existing Contractor IP, to the extent Deliverables include material subject to copyright protection, such materials have been specially commissioned by LSC for use as a contribution to a collective work and they will be deemed "work made for hire" as such term is defined under U.S. copyright law. To the extent any Deliverables do not qualify as a "work made for hire" under applicable law, and to the extent they include material subject to copyright, mask work, patent, trademark, trade secret, or any other proprietary rights protection, Contractor hereby irrevocably and exclusively assigns to LSC, its successors, and assigns, all right, title, and interest in and to all such Deliverables. To the extent any of Contractor's rights in the same, including without limitation any moral rights, are not subject to assignment hereunder, Contractor hereby irrevocably and


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unconditionally waives all enforcement of such rights. Subject to the licenses set forth in Section 8(b), any prototypes, documents, magnetically or optically encoded media, and other tangible materials created by Contractor as part of its Services under this Agreement or applicable IPA will be owned by LSC. Contractor will execute and deliver such instruments and take such other actions as may be required to carry out the assignments and other arrangements contemplated by this Section 8.

     (b) Inventions. Contractor will promptly report to LSC any invention or potentially patentable subject matter resulting from the Services performed under this Agreement. In consideration of the compensation described in Section 7 above, Contractor agrees that the Inventions shall be LSC' sole and exclusive property. Contractor will provide sufficient detail in such report(s) to permit LSC to assess patentability and determine inventorship for which invention(s) Contractor is a sole or joint inventor. LSC will in its sole discretion and at its own expense have the right to prepare, file, and prosecute one or more patent applications and maintain, correct and extend the term as provided by law for any patent that issues from such patent application, where such patent application covers or claims the invention or patentable subject matter identified pursuant to this Agreement.

     (c) Return of LSC Deliverables and Property. At the request of LSC, or at the latest upon termination of this Agreement, Contractor will promptly deliver to LSC, at the expense of LSC, all originals, reproductions, summaries, clinical trial data and records and other materials in Contractor's possession or control which contain any LSC Confidential Information, Deliverables or other property of LSC in any form whatsoever. Contractor will also recover and deliver, at the expense of LSC, all originals, reproductions, summaries, and other materials which contain any LSC Confidential Information, Deliverables or other property of LSC in any form whatsoever and which Contractor may have delivered to any subcontractors it may have engaged on behalf of LSC as authorized pursuant to this Agreement.

SECTION 9. REPRESENTATIONS AND COVENANTS; LIMITATIONS OF LIABILITY.

     (a) Contractor represents, warrants, and covenants that (1) Contractor is free to enter into this Agreement, and has full legal power and authority to enter into and perform under this Agreement; (2) Contractor's entry into and performance under this Agreement (including all IPAs) does not and will not violate any rights of or obligations of Contractor to any third party; (3) Contractor will provide, pay for, and keep in good standing all licenses pertaining to activities engaged in by Contractor and will comply with All Applicable Laws and Regulations and all valid orders of Governmental Authorities pertaining to such activities; (4) Contractor will not engage in any act that could harm the good reputation or image of LSC or its services and products; and
(5) the Services and Deliverables do not and will not infringe upon, violate or misappropriate any patent, copyright, trade secret, trademark, contract, or any other publicity right, privacy right, or proprietary right of any third party.


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

     (b) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH REGARD TO THE DATA OR MATERIALS EXCHANGED BY THEM OR THE SERVICES TO BE PERFORMED UNDER THIS AGREEMENT OR THE APPLICABLE IPA, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NONINFRINGEMENT.

     (c) EXCEPT WITH RESPECT TO OBLIGATIONS OF CONFIDENTIALITY REFERENCED IN
SECTION 6, INDEMNIFICATION OBLIGATIONS UNDER SECTION 10, OR CLAIMS OF INTELLECTUAL PROPERTY INFRINGEMENT BY ONE PARTY AGAINST THE OTHER, THE PARTIES AGREE THAT NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR SPECIAL DAMAGES, ARISING OUT OF OR RELATED TO THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, AND THE LIKE, EVEN IF SUCH PARTY IS AWARE OF OR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

SECTION 10. INDEMNIFICATION.

LSC will indemnify, pay the defense costs of, and hold harmless Contractor and its successors, officers, directors, employees and subcontractors from any and all actions, causes of action, claims, demands, costs, losses, liabilities, expenses and damages (including, without limitation, reasonable attorneys' fees) (collectively, "Losses") arising out of or in connection with this Agreement, except to the extent such Losses arise out of the negligence or willful wrongdoing of Contractor or which, if true, would represent a breach by the Contractor of its obligations or warranties under this Agreement, in which case Contractor will indemnify, pay the defense costs of and hold harmless LSC and its successors, officers, directors and employees from any such Losses. The indemnifying party will reimburse the indemnified party promptly upon invoicing for any payment made by indemnified party in respect of any liability or claim to which any indemnity obligation under this contract relates. The indemnified party will give prompt notice to indemnifying party of any claim to which this paragraph relates.

SECTION 11. RESPONSIBILITY FOR TAXES. If taxes are required to be withheld on payments made under this Agreement by any Governmental Authority, LSC may deduct such taxes from the amount owed to Contractor and pay them to the appropriate taxing authority. LSC will in turn secure and deliver to Contractor an official receipt for any taxes withheld. LSC will use commercially reasonable efforts to minimize such taxes to the extent permissible under applicable law.

SECTION 12. TERM AND TERMINATION. This Agreement will take effect on the Effective Date and will continue until the earliest of (a) regular termination of this Agreement by any party upon sixty (60) days written notice; or (b) extraordinary termination by a party for material breach of this Agreement or any applicable IPA by the other party upon written notice, provided that the party terminating the Agreement has first given the party in breach thirty (30) days written notice of the material breach and the breach has not been cured within this notice period. If LSC terminates this Agreement or any IPA under this Section 12(b) and such material breach is determined by a final judgement of the competent court, Contractor is obligated to reimburse LSC for all reasonable costs incurred, including, but not limited to all reasonable costs which arise from Contractor's breach and are associated with the transfer of obligations to a third party CRO. If LSC terminates this Agreement without cause while one or more Projects are ongoing under an IPA(s), Contractor will be entitled to any compensation for Services agreed pursuant to each respective IPA performed in good faith in accordance with the IPA(s) until the time of such termination. In the event of expiration or termination of this Agreement, Contractor's obligations with respect to LSC Confidential Information will survive for the duration of this Agreement. In addition, Sections 1, 2(i), 4, 5 through 17 will survive any expiration or termination of this Agreement.

     Any applicable IPA may be terminated by any of the parties in accordance with the terms and conditions for termination of this Agreement from this
Section 12. Unless determined specifically by the party terminating the IPA, termination of an IPA shall not affect the term of this Agreement.

SECTION 13. SEVERABILITY. If any provision of this Agreement or its application is construed to be invalid or unenforceable, then all other provisions and their application will not be affected and will be fully enforceable without regard to the invalid or unenforceable provision. If any provision in this Agreement is determined to be unenforceable in equity because of its scope, duration, geographical area or other factor, then the court making that determination will have the power to reduce or limit such scope, duration, area or other factor, and such provision will be then enforceable in equity in its reduced or limited form.

SECTION 14. NOTICES. All notices and requests in connection with this Agreement will be deemed given as of the day they are received either by messenger, delivery service, or in the United States of America mails, postage prepaid, certified or registered, return receipt requested, and addressed as follows:

To CONTRACTOR:                          To LSC:
Ergomed Clinical Research, Ltd.         Light Sciences Corporation
c/o ERGOMED d.o.o.                      34931 SE Douglas Street, Suite 200
Gracanska cesta 12                      Snoqualmie, WA
10000 Zagreb, Croatia                   98065

                                        Attention: Legal Counsel
                                        Phone: (425)369-2844
                                        Fax: (425) 369-2845


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

SECTION 15. INSURANCE. As of the Effective Date, and throughout the term of this Agreement, both parties will procure and maintain the following acceptable insurance: (1) commercial general liability insurance policy with a reputable insurer with policy limits of not less than the equivalent of One Million Dollars ($1,000,000) each occurrence for bodily injury and the equivalent of One Million Dollars ($1,000,000) each occurrence for damage to property, or, alternatively, One Million Dollars ($1,000,000) combined single limit each occurrence for bodily injury and property damage combined, and a maximum annual aggregate insurance of not less than One Million Dollars ($1,000,000) for all occurrences in one year, (2) professional liability/errors & omissions liability insurance with policy limits of not less than One Million Dollars ($1,000,000) each claim. All insurance policies maintained by the parties in order to comply with this paragraph will include coverage for claims related to each party's performance. Upon request, each party will provide written evidence to the other of its compliance with the foregoing insurance requirements.

SECTION 16. GOVERNING LAW; JURISDICTION; ATTORNEYS FEES; ASSIGNMENT. This Agreement will be construed and interpreted under and in accordance with the laws of the State of Washington, United States of America without regard to its conflict of laws provisions. All suits, claims or other causes of action arising out of or relating to this Agreement will be brought in a state or federal court sitting in King County, Washington, United States of America and each party hereby consents to the exclusive jurisdiction and venue of such Washington courts in that event. In any proceeding arising out of or in connection with the terms of this Agreement, the prevailing party, in addition to any other remedies that may be awarded, will be entitled to recover from the other party its reasonable attorneys' fees and costs. This Agreement will be binding upon and will benefit the subsidiaries, affiliates, assigns and successors of each party, with the exception that, save as stipulated in Section 2 (g) herein, Contractor may not assign this Agreement or its rights or obligations hereunder (whether by merger, acquisition, operation of law, or otherwise) without LSC's prior written permission, and any attempt by Contractor to do so will be void and will constitute a material breach of this Agreement.

SECTION 17. COMPLETE AGREEMENT; AMENDMENTS; WAIVER. This Agreement, including all IPAs and any Exhibits referenced in this Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof and merges all prior discussions between them with respect to such subject matter. This Agreement wholly cancels, terminates and supersedes any agreement or agreements, formal or informal, oral or written heretofore entered into pertaining to the subject matter, except that the Independent Contractor Agreement, entered into between LSC and Ergomed D.O.O. on March 18, 2003, shall continue to be valid and applicable to any work assignment signed on the basis of such Independent Contractor Agreement prior to the date of this Agreement. This Agreement will not be modified except by a written agreement dated subsequent to the date of this Agreement and signed by an authorized representative from LSC and from Contractor. None of the provisions of this Agreement will be deemed to have been waived by any act or acquiescence on the part of LSC, its agents, or employees, but only by an instrument in writing signed by an authorized


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

officer of LSC. No waiver of any provision of this Agreement will constitute a waiver of any other provision(s) or of the same provision on another occasion.

IN WITNESS WHEREOF, the parties have executed this Agreement.

CONTRACTOR                              LSC
ERGOMED CLINICAL RESEARCH, LTD.         LIGHT SCIENCES CORPORATION


By: /s/ Miroslav Relsanovic             By: /s/ Albert A. Luderer
    ---------------------------------       ------------------------------------
Name: Miroslav Relsanovic, M.D          Name: Albert A. Luderer, Ph.D.
Title: CEO                              Title: President and CEO
Date: 22/03/2004                        Date: 3/8/04

                                    (SAMPLE)

                                   EXHIBIT A

                                  FORM OF IPA

This IPA is entered into pursuant to that certain Master Services Agreement (the "Agreement"), dated ____________, 2004 by and between Light Sciences Corporation and ERGOMED Clinical Research Ltd ("COMPANY")

A.   Project Title:

B.   Project Description/Scope of Work:

C.   Timeline:

D.   Project Budget:

E.   Approved Expenses:

F.   Approved Subcontractors (delete if not applicable):

G.   Expected staffing level requirements:

H.   Key Members of project teams (delete if not applicable):

I.   Transfer of Obligations Form (delete if not applicable):

The term of this IPA will commence on the date of execution and will continue until the Services described in this IPA are completed, unless this IPA is terminated in accordance with the Agreement. Upon signature, this IPA is hereby fully incorporated into the Agreement and all Services performed hereunder, and Deliverables created in connection with them, are subject to all the terms and conditions of the Agreement.

ACKNOWLEDGED AND AGREED TO:

ERGOMED CLINICAL RESEARCH, LTD.         LIGHT SCIENCES CORPORATION



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By (Sign)                               By (Sign)

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Name (Print)                            Name (Print)
Title                                   Title
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